Exhibit 99.1

Aerie Pharmaceuticals Reports Initial RhopressaTM Phase 3 Efficacy Results

Conference Call and Webcast Today, April 23 at 5:00 p.m. ET

IRVINE, Calif. & BEDMINSTER, NJ & RESEARCH TRIANGLE PARK, N.C., April 23, 2015 —(BUSINESS WIRE)— Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye, today reported the results of its first Phase 3 registration trial (Rocket 1) for RhopressaTM, a novel once-daily, triple-action eye drop being tested for its ability to lower intraocular pressure (IOP) in patients with glaucoma or ocular hypertension. The trial did not meet its primary efficacy endpoint of demonstrating non-inferiority of IOP lowering for once-daily RhopressaTM compared to twice-daily timolol, the most widely used comparator in registration trials for glaucoma. However, RhopressaTM demonstrated non-inferiority compared to timolol for patients in the study with IOP below 26 millimeters of mercury (mmHg) at all nine measured time points and numerical superiority over timolol at the majority of measured time points. As discussed below, approximately 80% of glaucoma patients have IOP of 26mmHg or less at the time of diagnosis. Management will host a conference call to discuss these results at 5:00 p.m. ET today.

Triple-Action RhopressaTM Phase 3 Highlights for Rocket 1

•	RhopressaTM did not meet its primary efficacy endpoint of demonstrating non-inferiority of IOP lowering for RhopressaTM compared to twice-daily timolol, based upon IOP measurements at the end of week 2, week 6 and day 90. The Rocket 1 study included 182 patients in the RhopressaTM once-daily arm and 188 patients in the timolol twice-daily arm. The baseline IOPs tested in the study ranged from above 20 to below 27 mmHg. In addition, the results showed a slight loss of efficacy in the week 6 and day 90 measurements. Across the RhopressaTM study of 182 patients, 36 patients or approximately 20 percent showed signs of loss of efficacy during the study. The primary adverse event was hyperemia, which was experienced by approximately 35 percent of the RhopressaTM patients, of which 80 percent was reported as mild.

•	Based on further analysis, RhopressaTM demonstrated non-inferiority compared to timolol for patients in the study with IOPs below 26mmHg at all nine measured time points and numerical superiority over timolol at the majority of measured time points. The Baltimore Eye Survey points to approximately 80 percent of newly diagnosed glaucoma patients having IOPs of 26mmHg or less. In addition, RhopressaTM demonstrated, in a pre-specified analysis, non-inferiority to timolol and numerical superiority over timolol at all nine measured time points for patients in the study with IOPs below 24mmHg. We also noted that the number of RhopressaTM patients that experienced loss of efficacy over time was reduced to half for patients with IOPs less than 26mmHg, and the frequency of such occurrence progressively decreased for RhopressaTM patients with lower IOPs.

“We are obviously disappointed that we missed the primary endpoint for Rocket 1. We expected RhopressaTM to demonstrate better performance based on the results we saw in the previous Phase 2b studies. However, if we had set the high end of the baseline range just one mmHg less, we would have demonstrated non-inferiority compared to timolol at all nine measured time points and numerical superiority at the majority of time points. We believe RhopressaTM shows great promise at IOPs where the majority of patients are represented. Also, we believe the meaningful decrease in the number of patients that experienced efficacy loss at the lower baseline IOPs supports the potential benefit of the RhopressaTM on episcleral venous pressure,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer of Aerie.

Dr. Anido continued, “We look forward to our Rocket 2 efficacy results expected in the third quarter and twelve month safety results expected by the end of 2015. Rocket 2 results are expected to inform our future strategies, including the potential need for an additional RhopressaTM Phase 3 registration trial. In addition, we are well prepared to commence the quadruple-action RoclatanTM Phase 3 trials later in 2015. As of the end of the first quarter 2015, we had over $179 million of cash and investments on our balance sheet, and are well-financed to proceed with our key strategies.”

Triple-Action Rhopressa™

RhopressaTM is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork, the eye’s primary fluid drain and the diseased tissue responsible for elevated IOP in glaucoma. Preclinical results have demonstrated that RhopressaTM also lowers episcleral venous pressure, which contributes approximately half of IOP in healthy subjects. Further, RhopressaTM provides an additional mechanism that reduces fluid production in the eye and therefore lowers IOP. Biochemically, RhopressaTM is known to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET).

There are three Phase 3 registration trials for RhopressaTM, “Rocket 1,” a 90-day efficacy trial, the results of which are reported in this press release, “Rocket 2,” a 12-month safety trial with a 90-day interim efficacy readout expected third quarter 2015, and “Rocket 3,” a safety-only study being conducted in Canada. Pending successful results from the remaining Phase 3 registration trials and a potential additional Phase 3 registration trial for RhopressaTM, the Company expects to submit a New Drug Application filing by the end of 2016.

Conference Call / Web Cast Information

Aerie management will host a live conference call and webcast at 5:00 p.m. Eastern Time today to discuss the RhopressaTM Phase 3 efficacy results from Rocket 1.

The live webcast and a replay may be accessed by visiting Aerie’s website at http://investors.aeriepharma.com. In addition, a presentation regarding the RhopressaTM Rocket 1 results will be discussed on the conference call and are posted to the website. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call (888) 734-0328 (U.S.) or (678) 894-3054 (international) to listen to the live conference call. The conference ID number for the live call is 33582962. Please dial in approximately 10 minutes prior to the call. Telephone replay will be available approximately two hours after the call. To access the replay, please call (855)-859-2056 (U.S.) or (404) 537-3406 (international). The conference ID number for the replay is 33582962. The telephone replay will be available until April 29, 2015.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. The Company is conducting a Phase 3 registration trial in the United States, named “Rocket 2,” where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol, along with a Phase 3 registration safety-only trial, named “Rocket 3,” in Canada. The Company recently completed its initial Phase 3 registration trial, “Rocket 1,” the three-month efficacy results of which are reported in this press release. The Company also completed a Phase 2b clinical trial in which RoclatanTM met the primary efficacy endpoint, demonstrating the statistical superiority of RoclatanTM to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com

Source: Aerie Pharmaceuticals, Inc.